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                                                                      EXHIBIT 11


                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


LOSS PER SHARE

Computation of loss per share
(in thousands, except per share data)


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
                                                                        Six months ended June 30,
                                                                        2002                  2001
                                                                      --------           --------
Net loss ...................................................          $(21,500)          $(30,660)
                                                                      ========           ========
Weighted average shares of common stock outstanding ........            53,762             30,727
Weighted average shares of common stock held for former
    Women.com stockholders .................................               369                760
Weighted average shares of common stock held for former
    Promotions.com stockholders ............................                 4                 --
                                                                      --------           --------
Adjusted weighted average shares of common stock outstanding
   used in computing basic and diluted net loss per share ..            54,135             31,487
                                                                      ========           ========
Basic and diluted net loss per share .......................          $ (0.40))          $  (0.97)
                                                                      ========           ========
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